UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2007

MANPOWER INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 North Ironwood Road Milwaukee, Wisconsin	53217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414)  961-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On August 1, 2007, Manpower Inc. (the “Company”) entered into a change of control severance agreement with Darryl Green, Executive Vice President, President – Asia Pacific.

Under the agreement, if Mr. Green’s employment with the Company or any of its subsidiaries (collectively referred to as the “Manpower Group”) is terminated by the Manpower Group for “cause” or by Mr. Green other than for “good reason,” the Company will pay or provide him with (1) his full base salary as then in effect through the date of termination, (2) any unpaid bonus attributable to a complete fiscal year that ended before the date of termination, and (3) all benefits to which he is entitled under any benefit plans in accordance with the terms of such plans.

If Mr. Green’s employment is terminated by the Manpower Group without “cause” or by Mr. Green for “good reason” and there has been no change of control of the Company, the Company will provide Mr. Green with (1) his base salary through the date of termination, (2) any unpaid bonus attributable to a fiscal year that ended before the date of termination, (3) a prorated bonus for the year in which his employment was terminated, (4) a lump sum payment equal to his base salary at the highest rate in effect during the term of the agreement plus the amount of his largest annual bonus for the three years prior to the date of termination, (5) continuation of medical and dental benefits for 12 months following the date of termination, and (6) an outplacement service program with a duration of not more than one year following the date of termination.

In the event of a change of control of the Company, if Mr. Green’s employment is terminated without “cause” or by Mr. Green for “good reason” in the protected period (which shall not be more than six months) before or two years after the change of control, Mr. Green is entitled to (1) his base salary through the date of termination, (2) any unpaid bonus attributable to a fiscal year that ended before the date of termination, (3) a prorated bonus based on the greater of the largest annual bonus for the three years prior to the date of termination or the target annual bonus for the year in which his employment was terminated, (4) a lump sum payment equal to two times the sum of his base salary at the highest rate in effect during the term of the agreement plus the greater of his largest annual bonus for the prior three years or the target annual bonus for the year in which the termination takes place, (5) continuation of medical, dental, life insurance and disability benefits for 12 months following the date of termination, and (6) an outplacement service program with a duration of not more than one year following the date of termination.

Upon the death or disability of Mr. Green, he is entitled under the severance agreement to receive (1) his base salary through the date of termination, (2) any unpaid bonus attributable to a fiscal year that ended before the date of termination, (3) a prorated bonus for the year in which his employment was terminated, and (4) all benefits provided under the Company’s benefit plans to which he is entitled.

The agreement also contains provisions prohibiting Mr. Green from soliciting employees or customers of the Manpower Group during his employment and for one year following the termination of his employment with the Manpower Group.  The agreement also contains a noncompetition agreement that remains in effect for one year following the termination of Mr. Green’s employment with the Manpower Group.

Under the terms of the agreement, “cause” is defined as (1) repeated failure by Mr. Green to perform duties in a competent, diligent and satisfactory manner as determined by the Company’s chief executive officer in his reasonable judgment, (2) insubordination, (3) commission by Mr. Green of any material act of dishonesty or disloyalty involving the Manpower Group, (4) the commission by Mr. Green of an act of fraud, embezzlement or theft or a breach of trust or dereliction of duty in connection with his duties or in the course of his employment with the Manpower Group, (5) chronic absence from work other than by reason of a serious health condition, (6) commission of a crime which substantially relates to circumstances of Mr. Green’s position with the Manpower Group, or (7) the willful engaging by Mr. Green in conduct which is demonstrably and materially injurious to the Manpower Group.

Under the terms of the agreement, “good reason” is defined, with certain exceptions, as (1) a material reduction in Mr. Green’s base salary, (2) a material diminution in Mr. Green’s annual target bonus opportunity for a given fiscal year within two years after the occurrence of a change of control, (3) a material diminution in Mr. Green’s authority, duties or responsibilities, or (4) any material breach of the agreement by the Company or of any material obligation of any member of the Manpower Group for the payment or provision of compensation or other benefits to Mr. Green.

The terms of the Company’s obligations under the agreement expire on August 1, 2009, or, if there is a change of control of the Company on or before August 1, 2009, two years after the date of the change of control.

The description of the agreement does not purport to describe all of the terms of the agreement and is qualified by reference to the full text of the agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Change of Control Severance Agreement dated August 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2007	MANPOWER INC.

By: /s/ Jeffrey A. Joerres
Jeffrey A. Joerres
Chairman, Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change of Control Severance Agreement dated August 1, 2007.